SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                                Amendment #1


                            Fortissimo Acquisition Corp.
                                 --------------
                                (Name of Issuer)

                 Common Stock, par value $.0001 per share

                         (Title of Class of Securities)

                                    34958F206
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                                212 750-7117
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                May 16, 2008
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 2 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     -0-
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================



------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 3 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                                / /

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     -0-
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================

 .

------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 4 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC

--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     -0-
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================


------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 5 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     -0-
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================




------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 6 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     -0-
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================




------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                      Page 7 of 9 Pages
------------------------                            ----------------------------

  AMENDMENT NO. 1 TO SCHEDULE 13D

         This Amendment No. 1, dated May 21, 2008, to Schedule 13D is filed by the Reporting Persons and amends Schedule 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission on October 26, 2006 (the "Schedule 13D"), relating to the common Stock, par value $0.0001 per share, of Fortissimo Acquisition Corp., a Delaware Corporation.


Items 3 and 5 of the Schedule 13D are hereby amended and restated, as follows:


ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of May 20, 2008, Hummingbird has caused HVF and Microcap Fund to invest approximately $0.0, and $0.0, respectively, in the Common Stock of the Issuer using their working capital.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF and Microcap Fund,
Hummingbird may be deemed to have the sole voting and investment authority over the shares owned by HVF and Microcap Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 0 shares representing approximately 0.0% of the outstanding shares of the Issuer (based upon 5,868,344 shares outstanding as of May 14, 2008, as reported on Form 10-Q for the quarter ending March
31, 2008.) Hummingbird disclaims any beneficial ownership of the shares covered by this Statement.

          Mr. Sonkin, as the managing member and control person of Hummingbird, may be deemed to have the sole voting and investment authority over the shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 0 shares representing approximately 0.0% of the outstanding shares of the Issuerr. Mr. Sonkin disclaims any beneficial ownership of the shares covered by this Statement.

------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                     Page  8 of 9 Pages
------------------------                            ----------------------------

          HC, as the general partner of each of HVF and Microcap Fund, Hummingbird may be deemed to have the sole voting and investment authority over the shares owned by HVF and Microcap Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 0 shares representing approximately 0.0% of the outstanding shares of the Issuer (based upon 5,868,344 shares outstanding as of May 14, 2008, as reported on Form 10-Q for the quarter ending March
31, 2008.) HC disclaims any beneficial ownership of the shares covered by this Statement.

          HVF is the beneficial owner of 0 shares of the Issuer.

          Microcap Fund s the beneficial owner of 0 shares of the Issuer.


          (c) Hummingbird caused HVF to effect transactions in the shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES	     PRICE/SHARE
   ----              ----                      ------         -----------
5/6/2008	open market sale		 13,400		5.87
5/7/2008	open market sale		 29,488		5.87
5/16/2008	open market sale		120,000		5.88
5/19/2008	open market sale		  3,000		5.88
5/19/2008	open market sale		  6,612		5.88
5/20/2008	open market sale		220,000		5.87







          Hummingbird caused the Microcap Fund to effect transactions in the shares during the past 60 days as set forth below:


                                              NUMBER OF
   DATE              TYPE                      SHARES        PRICE/SHARE
   ----              ----                      ------         -----------
5/6/2008	open market sale		 27,000		5.87


------------------------                            ----------------------------
CUSIP No. 34958F206               13D/A                     Page 9 of 9 Pages
------------------------                            ----------------------------




           (d)         Inapplicable.

           (e)         Inapplicable.




                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: mAY 21, 2008               HUMMINGBIRD MANAGEMENT, LLC


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   HUMMINGBIRD CAPITAL, LLC



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member





                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   HUMMINGBIRD CAPITAL, LLC



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin